Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS THIRD
QUARTER 2017 RESULTS, ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.30 PER SHARE, AND ANNOUNCES EXPLORATION OF CERTAIN STRATEGIC ALTERNATIVES

RALEIGH, NC - November 1, 2017, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies, today announced its financial and operating results for the third quarter of 2017 and announced that its Board of Directors has declared a quarterly cash dividend of $0.30 per share. The Company also announced that its Board of Directors has initiated a process to explore certain strategic alternatives, described in more detail below.

Highlights

•	Total Investment Portfolio at Fair Value: $1.09 billion

•	Total Net Assets (Equity): $630.4 million

•	Net Asset Value Per Share (Book Value): $13.20

•	Weighted Average Yield on Debt Investments: 11.2%

•	Efficiency Ratio (Compensation and G&A Expenses/Total Investment Income): 17.9%

•	Investment Portfolio Activity for the Quarter Ended September 30, 2017

•	Cost of investments made during the period: $140.5 million

•	Principal repayments (excluding PIK interest repayments) during the period: $131.7 million

•	Proceeds related to the sale of equity investments during the period: $11.3 million

•	Non-Accrual Assets as a Percentage of Total Portfolio Cost and Fair Value: 13.4% / 4.7%

•	Financial Results for the Quarter Ended September 30, 2017

•	Total investment income: $29.9 million

•	Net investment income: $17.2 million

•	Net investment income per share: $0.36

•	Net realized losses: $8.9 million

•	Net unrealized depreciation: $65.8 million

•	Net decrease in net assets resulting from operations: $57.5 million

•	Net decrease in net assets resulting from operations per share: $1.20

In commenting on the Company’s results, E. Ashton Poole, Chairman and CEO, stated, “The third quarter was a challenging quarter for Triangle as we experienced meaningful unrealized depreciation associated with certain assets which previously had been valued below cost. Our origination platform continues to find investment opportunities which are more senior-oriented in nature; however, certain legacy investments, predominantly associated with investment vintages 2014 and 2015, are under-performing from a credit perspective. As we take aggressive action to move through these legacy investments as quickly as possible, our Board has lowered our quarterly dividend to $0.30 per share. In addition, as we continue to transition our investment portfolio from historic mezzanine-centric investments to more secure, senior-oriented investments, our Board of Directors has elected to pursue the exploration of certain strategic alternatives, including the potential sale of certain investments, the potential benefit of partnering with another organization to accelerate our corporate initiatives, as well as other alternatives. Our Board is engaged in discussions with several investment banking firms and expects to announce the formal engagement of an advisor in the near future.”

Third Quarter 2017 Results

Total investment income during the third quarter of 2017 was $29.9 million, compared to total investment income of $31.2 million for the second quarter of 2017. The decrease in quarter-over-quarter total investment income resulted primarily from a $2.1 million decrease in investment income relating to non-accrual assets partially offset by a $0.6 million increase in quarter-over-quarter non-recurring dividend and fee income. Non-recurring dividend and fee income was $2.1 million in the third quarter of 2017 as compared to $1.5 million during the second quarter of 2017.

Net investment income during the third quarter of 2017 was $17.2 million, compared to net investment income of $19.4 million for the second quarter of 2017. Net investment income per share during the third quarter of 2017 was $0.36, based on weighted average shares outstanding during the quarter of 47.7 million, compared to $0.41 per share during the second quarter of 2017, based on weighted average shares outstanding of 47.7 million.

The Company’s net decrease in net assets resulting from operations was $57.5 million during the third quarter of 2017, compared to a net decrease in net assets resulting from operations of $2.0 million during the second quarter of 2017. The Company’s net decrease in net assets resulting from operations was $1.20 per share during the third quarter of 2017, compared to a decrease of $0.04 per share during the second quarter of 2017.

The Company’s net asset value, or NAV, at September 30, 2017, was $13.20 per share as compared to $14.83 per share at June 30, 2017 and $15.13 per share at December 31, 2016. As of September 30, 2017, the Company’s weighted average yield on its outstanding, currently yielding debt investments was approximately 11.2%.

Liquidity and Capital Resources

Commenting on the Company’s liquidity position, Steven C. Lilly, Chief Financial Officer, stated, “Triangle enters the fourth quarter of 2017 with approximately $450 million of available liquidity through a combination of cash on hand, available borrowing capacity under our senior credit facility and additional borrowing capacity for SBA-guaranteed debentures.”

In September 2017, the Company received an additional commitment to its senior secured credit facility (“Credit Facility”) of $15.0 million, bringing total commitments under the Credit Facility to $480.0 million supported by a diversified group of fifteen lenders. The additional commitment was executed under the accordion feature of the Credit Facility, which continues to allow for an increase in commitments up to $550.0 million.

At September 30, 2017, the Company had cash and cash equivalents totaling $81.0 million and outstanding borrowings under its Credit Facility of $141.1 million.

As of September 30, 2017, the Company had outstanding non-callable, fixed-rate SBA-guaranteed debentures totaling $250.0 million with a weighted average interest rate of 3.90%. In addition, the Company’s third SBIC license that was approved in January 2017 provides up to $100.0 million of additional borrowing capacity for SBA-guaranteed debentures.

Dividend Information

The Company’s Board of Directors has declared a quarterly cash dividend of $0.30 per share. This is the Company’s 44th consecutive quarterly dividend since its initial public offering in February, 2007.

The Company’s dividend will be payable as follows:

Fourth Quarter 2017 Dividend
Amount Per Share:    $0.30
Record Date:        December 6, 2017
Payment Date:     December 20, 2017

Dividend Reinvestment Plan

At the time of its IPO in February, 2007, Triangle adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.

Recent Portfolio Activity

During the quarter ended September 30, 2017, the Company made seven new investments, including recapitalizations of existing portfolio companies, totaling approximately $110.3 million, additional debt investments in twelve existing portfolio companies totaling approximately $27.6 million and additional equity investments in four existing portfolio companies totaling $2.6 million. The Company had eight portfolio company loans repaid at par totaling $121.2 million, and received normal principal repayments and partial loan repayments totaling $10.5 million. The Company wrote-off debt and equity investments in three portfolio companies and recognized realized losses on the write-offs totaling $16.6 million. In addition, the Company received proceeds related to the sales of certain equity securities totaling $11.3 million and recognized net realized gains on such sales totaling $7.7 million.

New investment transactions which occurred during the third quarter of 2017 are summarized as follows:

In July, 2017, the Company made a $10.0 million second lien debt investment in IDERA, Inc. (“IDERA”). IDERA develops software that enables database professionals to design, monitor and manage data systems, and builds application development tools to help software engineers build, test and deploy a wide range of applications faster and more efficiently.

In July, 2017, the Company made an $11.0 million investment in HemaSource, Inc. (“HemaSource”) consisting of subordinated debt and equity. HemaSource is the leading technology-enabled distributor of medical products to the plasma collection industry.

In July, 2017, the Company made a $30.6 million subordinated debt investment in Captek Softgel International, Inc. (“Captek”) as part of a recapitalization financing. Captek is a leading manufacturer and distributor of softgels for vitamins, minerals, and supplements.

In August, 2017, the Company made a $20.0 million second lien debt investment in Dimora Brands, Inc. (“Dimora”) as part of a recapitalization financing. Dimora provides specialty hardware products for kitchens and bathrooms.

In September, 2017, the Company made a $14.0 million second lien debt investment in Q International Courier, LLC (“Quick”). Quick provides non-asset based third-party logistics services, focusing on complex transportation for time and temperature sensitive goods.

In September, 2017, the Company made a $15.0 million senior debt investment in Micross Solutions LLC (“Micross”) as part of a recapitalization financing. Micross provides die processing, packaging, and related value-added services for high-reliability semiconductors.

In September, 2017, the Company made a $9.7 million investment in St. Croix Hospice (“St. Croix”) consisting of second lien debt and equity. St. Croix is a leading regional hospice provider in the Upper Midwest.

New portfolio investments subsequent to quarter end are summarized as follows:

In October, 2017, the Company made a $32.5 million senior debt investment in Deva Holdings, Inc. (“Deva”). Deva is a beauty and wellness company with a premier brand and leading market position within the haircare products sector.

Conference Call to Discuss Third Quarter 2017 Results

Triangle has scheduled a conference call to discuss third quarter 2017 operating and financial results for Thursday, November 2, 2017, at 9:00 a.m. ET.

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call and enter confirmation code 94316728. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until November 6, 2017. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter confirmation code 94316728.

Triangle’s quarterly results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until November 30, 2017.

Triangle will post a brief, pre-recorded on-demand podcast on the investor relations section of the Company’s website after 4:00 p.m. ET on Wednesday, November 1, 2017, in conjunction with the filing of the Company’s 10-Q. The purpose of the podcast is to provide interested analysts and investors with meaningful statistical and financial information in advance of the participatory earnings call on Thursday, November 2, 2017.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of debt and equity investment structures including first lien, unitranche, second lien, and mezzanine with equity components. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $50.0 million per transaction in companies with annual revenues between $20.0 million and $300.0 million and EBITDA between $5.0 million and $75.0 million.

Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward-looking statements regarding the plans and objectives of management for future operations. Any such forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “target,” “goals,” “plan,” “forecast,” "guidance," “project,” other variations on these words or comparable terminology, or the negative of these words. These forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the factors discussed in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents or reports that we in the future may file with the Securities and Exchange Commission (the “SEC”). Copies of any reports or documents we file with the SEC are publicly available on the SEC’s website at www.sec.gov, and stockholders may receive a hard copy of our completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612.

We have based any forward-looking statements included in this press release on information available to us on the date of this press release, and we assume no obligation to update any such forward-looking statements, unless we are required to do so by applicable law. However, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

E. Ashton Poole
Chairman & Chief Executive Officer
919-747-8618
apoole@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com

TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $998,836,068 and $888,974,154 as of September 30, 2017 and December 31, 2016, respectively)	$908,181,226	$857,604,639
Affiliate investments (cost of $153,091,223 and $162,539,224 as of September 30, 2017 and December 31, 2016, respectively)	146,607,453	161,510,773
Control investments (cost of $86,861,024 and $45,418,113 as of September 30, 2017 and December 31, 2016, respectively)	36,403,000	18,791,769
Total investments at fair value	1,091,191,679	1,037,907,181
Cash and cash equivalents	81,003,756	107,087,663
Interest, fees and other receivables	9,744,381	10,189,788
Prepaid expenses and other current assets	1,827,994	1,659,570
Deferred financing fees	5,439,945	2,699,960
Property and equipment, net	91,195	106,494
Total assets	$1,189,298,950	$1,159,650,656
Liabilities:
Accounts payable and accrued liabilities	$5,540,240	$6,797,244
Interest payable	1,723,664	3,996,940
Taxes payable	—	489,691
Deferred income taxes	1,196,745	2,053,701
Borrowings under credit facility	141,118,837	127,011,475
Notes	163,241,179	162,755,381
SBA-guaranteed debentures payable	246,084,869	245,389,966
Total liabilities	558,905,534	548,494,398
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 47,740,832 and 40,401,292 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	47,741	40,401
Additional paid-in capital	822,780,495	686,835,054
Net investment income in excess of (less than) distributions	(4,483,783)	5,884,512
Accumulated realized losses	(41,242,051)	(24,211,594)
Net unrealized depreciation	(146,708,986)	(57,392,115)
Total net assets	630,393,416	611,156,258
Total liabilities and net assets	$1,189,298,950	$1,159,650,656
Net asset value per share	$13.20	$15.13

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$20,629,534	$17,270,300	$62,755,411	$52,938,976
Affiliate investments	3,329,256	3,380,867	10,580,976	10,121,974
Control investments	281,147	303,708	861,294	764,622
Total interest income	24,239,937	20,954,875	74,197,681	63,825,572
Dividend income:
Non-Control / Non-Affiliate investments	57,515	167,468	1,318,748	(1,030,703)
Affiliate investments	137,470	244,233	241,714	706,495
Control investments	—	—	—	300,000
Total dividend income	194,985	411,701	1,560,462	(24,208)
Fee and other income:
Non-Control / Non-Affiliate investments	2,104,631	1,585,403	4,980,285	5,662,081
Affiliate investments	479,802	319,289	951,091	855,855
Control investments	107,292	110,000	307,292	310,000
Total fee and other income	2,691,725	2,014,692	6,238,668	6,827,936
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	1,963,525	2,719,831	6,756,172	8,373,124
Affiliate investments	622,613	1,175,899	2,118,550	3,259,634
Total payment-in-kind interest income	2,586,138	3,895,730	8,874,722	11,632,758
Interest income from cash and cash equivalents	175,273	135,459	421,062	228,129
Total investment income	29,888,058	27,412,457	91,292,595	82,490,187
Operating expenses:
Interest and other financing fees	7,394,241	6,757,718	21,418,371	20,040,942
Compensation expenses	4,323,708	3,963,797	12,149,527	17,510,762
General and administrative expenses	1,019,192	859,785	3,403,385	3,170,330
Total operating expenses	12,737,141	11,581,300	36,971,283	40,722,034
Net investment income	17,150,917	15,831,157	54,321,312	41,768,153
Realized and unrealized gains (losses) on investments and foreign currency borrowings:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	4,066,263	(11,213,561)	(3,036,048)	(5,007,647)
Affiliate investments	(4,443,680)	2,106	(999,336)	(1,680,198)
Control investments	(8,503,633)	—	(12,995,073)	—
Net realized losses	(8,881,050)	(11,211,455)	(17,030,457)	(6,687,845)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	(64,601,974)	11,731,534	(70,083,204)	(596,458)
Affiliate investments	(2,313,261)	(303,939)	(11,651,017)	1,130,412
Control investments	2,047,411	(8,546,464)	(5,981,149)	(8,098,464)
Net unrealized appreciation (depreciation) on investments	(64,867,824)	2,881,131	(87,715,370)	(7,564,510)
Foreign currency borrowings	(897,734)	342,409	(1,601,501)	(569,382)
Net unrealized appreciation (depreciation)	(65,765,558)	3,223,540	(89,316,871)	(8,133,892)
Net realized and unrealized losses on investments and foreign currency borrowings	(74,646,608)	(7,987,915)	(106,347,328)	(14,821,737)
Tax benefit (provision)	(985)	36,431	(305,166)	47,342
Net increase (decrease) in net assets resulting from operations	$(57,496,676)	$7,879,673	$(52,331,182)	$26,993,758
Net investment income per share—basic and diluted	$0.36	$0.42	$1.18	$1.19
Net increase (decrease) in net assets resulting from operations per share—basic and diluted	$(1.20)	$0.21	$(1.14)	$0.77
Dividends/distributions per share:
Regular quarterly dividends/distributions	$0.45	$0.45	$1.35	$1.44
Total dividends/distributions per share	$0.45	$0.45	$1.35	$1.44
Weighted average shares outstanding—basic and diluted	47,743,990	38,115,449	46,079,139	35,199,704

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(52,331,182)	$26,993,758
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(391,502,625)	(163,867,651)
Repayments received/sales of portfolio investments	231,730,067	182,153,894
Loan origination and other fees received	5,733,890	3,205,460
Net realized loss on investments	17,030,457	6,687,845
Net unrealized depreciation on investments	88,572,326	9,525,827
Net unrealized depreciation on foreign currency borrowings	1,601,501	569,382
Deferred income taxes	(856,956)	(1,961,317)
Payment-in-kind interest accrued, net of payments received	(519,326)	(4,177,550)
Amortization of deferred financing fees	1,857,810	1,644,826
Accretion of loan origination and other fees	(3,863,096)	(3,676,003)
Accretion of loan discounts	(466,191)	(307,081)
Accretion of discount on SBA-guaranteed debentures payable	—	31,899
Depreciation expense	51,275	52,369
Stock-based compensation	4,499,374	7,502,500
Changes in operating assets and liabilities:
Interest, fees and other receivables	445,407	(2,074,332)
Prepaid expenses and other current assets	(168,424)	(743,114)
Accounts payable and accrued liabilities	(1,257,004)	(2,827,297)
Interest payable	(2,273,276)	(2,176,980)
Taxes payable	(489,691)	(735,498)
Net cash provided by (used in) operating activities	(102,205,664)	55,820,937
Cash flows from investing activities:
Purchases of property and equipment	(35,976)	(69,177)
Net cash used in investing activities	(35,976)	(69,177)
Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	—	32,800,000
Repayments of SBA-guaranteed debentures payable	—	(7,800,000)
Borrowings under credit facility	106,700,000	68,901,849
Repayments of credit facility	(94,194,139)	(109,300,000)
Financing fees paid	(3,417,094)	(1,123,400)
Net proceeds related to public offering of common stock	131,996,144	129,136,296
Common stock withheld for payroll taxes upon vesting of restricted stock	(2,180,295)	(3,581,872)
Cash dividends/distributions paid	(62,746,883)	(49,063,228)
Net cash provided by financing activities	76,157,733	59,969,645
Net increase (decrease) in cash and cash equivalents	(26,083,907)	115,721,405
Cash and cash equivalents, beginning of period	107,087,663	52,615,418
Cash and cash equivalents, end of period	$81,003,756	$168,336,823
Supplemental disclosure of cash flow information:
Cash paid for interest	$20,955,808	$19,929,857
Summary of non-cash financing transactions:
Dividends/distributions paid through DRIP share issuances	$1,637,558	$2,325,971